Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Legacy Healthcare Properties Trust Inc.:
We consent to the use of our report dated July 30, 2010, with respect to the consolidated balance sheet of Legacy Healthcare Properties Trust Inc. and subsidiary as of June 30, 2010, and the related consolidated statements of operations, stockholder’s deficit, and cash flows for the period from inception (April 7, 2010) to June 30, 2010, included herein and to the reference to our firm under the heading “Experts” in the preliminary prospectus.
/s/ KPMG LLP
August 18, 2010
Orlando, Florida